DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1

# SIXTH AMENDMENT

THIS SIXTH AMENDMENT (the "Amendment") is made and entered into as of May 14, 2018, by and between 4350 LA JOLLA VILLAGE LLC, a Delaware limited liability company ("Landlord"), and BOFI HOLDING, INC., a Delaware corporation ("Tenant").

## RECITALS

A. Landlord and Tenant are parties to that certain lease dated November 30, 2011, which lease has been previously amended by a First Amendment to Lease dated May 10, 2012, a Second Amendment dated March 6, 2013, a Third Amendment dated May 21, 2013, a Fourth Amendment dated December 22, 2014 and a Fifth Amendment dated June 18, 2015 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 76,143 rentable square feet (the "Premises") described as Suite Nos. 100, 140, 200, 210, 220, 400, 410, 600 and 700 on the 1st, 2nd, 4th, 6th and 7th floors of the building located at 4350 La Jolla Village Drive, San Diego, California (the "Building").

B. The Lease by its terms shall expire on June 30, 2020 ("Prior Expiration Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. Extension. The Term of the Lease is hereby extended and shall expire on June 30, 2030 ("Extended Expiration Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date ("Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

II. Basic Rent. As of the Extension Date, the schedule of Basic Rent payable with respect to the Premises during the Extended Term is the following:

| Months of Term or Period | Monthly Rate Per Square Foot | Monthly Basic Rent |
|---|---|---|
| 7/1/20-6/30/21 | $3.30 | $251,272.00 |
| 7/1/21-6/30/22 | $3.42 | $260,409.00 |
| 7/1/22-6/30/23 | $3.54 | $269,546.00 |
| 7/1/23-6/30/24 | $3.66 | $278,683.00 |
| 7/1/24-6/30/25 | $3.79 | $288,582.00 |
| 7/1/25-6/30/26 | $3.92 | $298,481.00 |
| 7/1/26-6/30/27 | $4.06 | $309,141.00 |
| 7/1/27-6/30/28 | $4.20 | $319,801.00 |
| 7/1/28-6/30/29 | $4.35 | $331,222.00 |
| 7/1/29-6/30/30 | $4.50 | $342,644.00 |

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in monetary default beyond any applicable notice and cure periods under the Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $753,816.00 (i.e. $251,272.00 per month) (the "Abated Basic Rent") for the period commencing August 1, 2020 and ending October 31, 2020 (the "Abatement Period"). If Tenant defaults at any time during the Term and fails to cure such default within any applicable cure period under the Lease, and the Lease is properly terminated by Landlord, all unamortized Abated Basic Rent (i.e. based upon the amortization of the Abated Basic Rent in equal monthly amounts during the Extended Term, without interest) shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of the Lease.

III. Building Costs and Property Taxes.

A. Effective as of the Extension Date, Item 7 of Article 1 of the Lease, as amended, shall be deleted in its entirety and the following shall be substituted in lieu thereof:

IOPLEGAL-4-44

5/11/18 - Lease 231700, Amendment 247645 - 4.1

1

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 “Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2021 (the “Base Year”). Building Cost Base: The Building Costs per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2021. Expense Recovery Period: Every twelve (12) month period during the Term (or portion thereof during the first and last Lease years) ending June 30.” Notwithstanding the foregoing, Tenant shall not be obligated to pay Tenant’s proportionate share of Operating Expense excess for the 12 month period commencing as of the Extension Date. B. In addition. Section 4.2(a) of the Lease shall be deleted in its entirety and the following shall be substituted in lieu thereof: “(a) Tenant shall compensate Landlord, as additional rent, for Tenant’s proportionate shares of “Building Costs” and “Property Taxes,” as those terms are defined below, for each Expense Recovery Period incurred by Landlord in the operation of the Building and Project during the Term that exceed the Building Cost Base and the Property Tax Base. Property Taxes and Building Costs are mutually exclusive and shall be billed separately. Tenant’s proportionate share of Property Taxes shall mean that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of Premises and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Floor Area of the Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time pursuant to Section 6.5 of the Lease, in which event the total rentable square footage within the Building and/or Project may be reasonably adjusted provided that the basis of any such adjustment is provided to Tenant in advance for Tenant’s review, and that Landlord shall reasonably cooperate with Tenant in answering questions regarding such adjustment and revising such adjustment to the extent that Tenant raises reasonable objections thereto. For convenience of reference, Property Taxes and Building Costs may sometimes be collectively referred to as “Operating Expenses”. IV. Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment. V. Improvements to Premises. A. Condition of Premises. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment or the Lease. B. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Premises in accordance with the provisions of Exhibit A, Work Letter, attached hereto. VI. Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” effective as of the Extension Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, (i) 360 unreserved parking passes at the rate of $50.00 per pass, per month for the period commencing on the Extension Date and ending June 30, 2025, and Landlord’s scheduled parking rates not to exceed $75.00 per unreserved parking pass, per month, and (ii) 2 reserved parking passes per month at the rate of $150.00 through the Extended Term. Notwithstanding the foregoing and subject to Landlord availability, Tenant may convert up to 8 unreserved parking passes to reserved parking passes at Landlord’s then scheduled rates upon 30 days prior written notice to Landlord. Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time. VII. SDN List. Each Party hereby represents and warrants to the other that neither Party nor any officer, director, employee, partner, member or other principal of such Party (collectively, "Subject Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). VIII. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects: IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 2

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 A. Right of First Refusal. Provided Tenant is not then in monetary default hereunder beyond any applicable cure period, and provided further that Tenant is occupying the entire Premises and has not assigned its interest in the Lease or then currently subletting more than one (1) full floor of the Building (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(f) of the Lease), Tenant shall have a one-time right (“First Refusal Right”) to lease, during the Extended Term of the Lease, each of the following: (i) approximately 10,458 rentable square feet of office space known as Suite No. 800 in the Building , (ii) 2,519 rentable square feet of office space known as Suite No. 850 in the Building, and (iii) approximately 6,082 rentable square feet of office space known as Suite No. 888 in the Building, all shown on the attached Exhibit B (collectively, the “First Right Space”) in accordance with and subject to the provisions of this Section. Following the receipt by Landlord of a bona fide letter of intent, request for proposal or other written expression of interest to lease the First Right Space, then provided Landlord intends to pursue such leasing opportunity, Landlord shall give Tenant written notice (“First Right Notice”) of the basic economic terms, including but not limited to the Basic Rent, term, operating expense base, security deposit, parking (based on 4 unreserved parking passes per 1,000 usable square feet leased) and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord intends to lease such First Right Space to the applicable third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then the First Right Notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after receipt of the First Right Notice, Tenant may, by written notice to Landlord, elect to lease all, but not less than all, of the space specified in the First Right Notice (the “Designated First Right Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease. In the event that Tenant does not timely commit in writing to lease the Designated First Right Space on the foregoing terms, then Landlord shall be free to lease same thereafter without any constraint, and Tenant shall have no further rights to any such Designated First Right Space. Should Tenant timely elect to lease the Designated First Right Space, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 business days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated First Right Space, to lease such space to a third party without any obligation pursuant to this Section, and/or to pursue any other available legal remedy. Notwithstanding the foregoing, it is understood that Tenant’s First Refusal Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, as well as to any extension rights (but not expansion rights or new leases) which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Refusal Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(f) of the Lease). Any other attempted assignment or transfer shall be void and of no force or effect. Time is specifically made of the essence of this Section. In the event Tenant declines to lease the First Right Space, but the lease with the prospective First Right Space tenant is not executed within 6 months after the date on which Tenant so declined to lease the First Right Space, then any future agreed-upon letter of intent, request for proposal or other written expression of interest with the same prospective First Refusal Right tenant shall again be subject to this First Refusal Right such that Landlord would be obligated to submit a First Right Notice with respect to the prospective First Refusal Right tenant and Tenant shall then have 5 business days in which to respond to such First Right Notice B. Conditional Must Take Space. In addition to the initial Premises and provided the existing Tenant surrenders the Must Take Space (hereinafter defined) on or about August 31, 2019, Tenant shall lease, for a term equal to the then unexpired portion of the Term of this Lease, Suite No. 450/460 in the Building comprising approximately 7,656 rentable square feet (6,405 usable square feet) shown on the attached Exhibit C (the "Must Take Space"), whereupon the Must Take Space shall be deemed a part of the Premises. Tenant's leasing of the Must Take Space shall be subject to all of the terms of this Lease except that: (i) the term of the Must Take Space (the “Commencement Date for the Must Take Space”) shall commence on the earlier of (a) 120 days following the date Landlord delivers the subject Premises to Tenant for the purpose of performing Tenant Improvements or (b) the date Tenant commences business activities in the Must Take Space; (ii) the Basic Rent shall be at the same rate per rentable square foot, including subsequent adjustments, that Tenant is then paying from time to time for the original Premises, provided that if the Commencement Date for the Must Take Space commences prior to the Extension Date than the Monthly Rate per Square Foot shall be $3.30; (iii) the Base Year shall be the same Base Year as the original Premises, (iv) IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 3

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 effective as of the Commencement Date for the Must Take Space, Landlord shall lease to Tenant, and Tenant shall be obligated to lease from Landlord, an additional 4 unreserved parking passes per 1,000 usable square feet leased at same rates as the parking passes for the original Premises, (v) Landlord shall provide a tenant improvement allowance equal to $65.00 per rentable square feet leased; and (vi) the tenant improvements for the Must Take Space shall be completed in accordance with the terms and conditions of the attached Work Letter attached hereto as Exhibit A. Upon request by Landlord, Tenant shall promptly memorialize in writing the actual Commencement Date and other pertinent terms for the Must Take Space. C. Expansion Option. Tenant shall have the option (the "Expansion Option") to lease Suite No. 500 on the 5th floor of the Building containing approximately 19,059 rentable square feet of rentable area shown on Exhibit D to this Lease (the "Expansion Space") if: (a) Landlord receives written notice (the "Expansion Notice") from Tenant of the exercise of its Expansion Option on or before April 30, 2020; (b) Tenant is not in monetary default under the Lease beyond any applicable cure periods at the time that Landlord receives the Expansion Notice; (c) no part of the Premises is sublet (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(f) of the Lease) at the time Landlord receives the Expansion Notice; and (d) the Lease has not been assigned (except to a Tenant Affiliate as described in Section 9.1(f) of the Lease) prior to the date that Landlord receives the Expansion Notice. The initial annual Basic Rent rate per rentable square foot for the Expansion Space shall be the same as the Basic Rent rate per rentable square foot for the original Premises on the date the term for the Expansion Space commences. The Basic Rent rate for the Expansion Space shall increase at such times and in such amount as Basic Rent for the initial Premises, it being the intent of Landlord and Tenant that the Basic Rent rate per rentable square foot for the Expansion Space shall always be the same as the Basic Rent rate per rentable square foot for the original Premises. Basic Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of the Lease. Tenant shall pay Operating Expenses for the Expansion Space on the same terms and conditions set forth in the Lease, including the same Base Year that is applicable to the original Premises, and Tenant's proportionate share shall increase appropriately to account for the addition of the Expansion Space. Tenant shall be entitled to receive an improvement allowance equal to $35.00 (the "Improvement Allowance") per square foot of rentable area in the Expansion Space leased by Tenant. Tenant shall be obligated to lease from Landlord, an additional 4 unreserved parking passes per 1,000 usable square feet leased at the same rates as the parking passes for the original Premises. The term for the Expansion Space shall commence 120 days following the date Landlord delivers the subject Premises to Tenant for the purpose of performing Tenant Improvements or (b) the date Tenant commences business activities in the Expansion Space, and shall end, unless sooner terminated pursuant to the terms of the Lease, on the Expiration Date of the Lease, it being the intention of the parties hereto that the term for the Expansion Space and the Term for the initial Premises shall be coterminous. Tenant acknowledges that the Expansion Space is currently subleased by Colliers International CA, LLC pursuant to a master lease between Landlord and Cassidy Turley Commercial Real Estate Services, Inc. pursuant to the terms of a lease dated June 23, 2009, as the same may be amended from time to time (the "Existing Lease"). Notwithstanding anything herein to the contrary, if the Existing Lease terminates (or the existing tenant's right to possession is terminated) prior to its stated expiration date due to a default by the tenant under the Existing Lease, Landlord, at its option, may provide Tenant with written notice of such prior termination (the "Prior Termination Notice"). If Landlord provides Tenant with a Prior Termination Notice, Tenant shall have the option to lease the Expansion Space in accordance with the terms and conditions set forth above, except that the Expansion Notice shall be due within 30 days after the date of Landlord's Prior Termination Notice, and the commencement date for such Expansion Space shall be the earlier of 120 days following the date Landlord obtains possession of the Expansion Space from the existing tenant under the Existing Lease or the date Tenant commences business activities in the Expansion Space. If Tenant does not provide Landlord with an Expansion Notice within such 30 day period or if Tenant is not entitled to exercise its Expansion Option due to a violation of one of the conditions set forth above, Tenant's Expansion Option shall be deemed to be null and void and Tenant shall have no further rights to lease the Expansion Space hereunder. Landlord warrants that existing tenant does not have a renewal right in its existing lease. If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare an amendment (the "Expansion Amendment") to reflect the commencement date of the term for the Expansion Space and the changes in Basic Rent, Floor Area of Premises, Tenant's proportionate share and other appropriate terms. A copy of the Expansion Amendment shall be sent to Tenant within a reasonable time after Landlord’s IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 4

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 receipt of the Expansion Notice, and Tenant shall execute and return the Expansion Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Expansion Option shall be fully effective whether or not the Expansion Amendment is executed. D. Right to Extend. Section 3.5 of the Lease shall remain in full force and effect during the Extended Term, provided that the first paragraph shall be deleted and the following shall be substituted in lieu thereof: “Provided (i) that Tenant has validly extended its lease pursuant to Section 3.5 of that certain lease dated May____________, 14 2018 between Pacifica Tower LLC and Tenant, as amended, with respect to certain premises located at 4365 La Jolla Village Drive, San Diego, CA, (ii) is not in monetary default beyond any applicable notice (actually provided and properly received by Tenant) and cure period under any provision of this Lease at the time of exercise of the extension right granted herein, and (iii) that Tenant has not assigned or is then subletting more than thirty (30%) of the Premises (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(f) hereof), Tenant may extend the Term of this Lease for two (2) consecutive periods of sixty (60) months each. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than twelve (12) months nor more than fifteen (15) months prior to the expiration date of the then applicable Term, Tenant’s written notice of its intent to extend (the “Exercise Notice”). Should Tenant fail timely to deliver the Exercise Notice, then this extension right (and any future extension right granted herein) shall thereupon lapse and be of no further force or effect. ” E. Subordination. Notwithstanding the foregoing, Landlord shall use reasonable efforts in good faith to obtain from its current lender (the “Current Mortgagee”), for the benefit of Tenant, a subordination and non-disturbance agreement form and shall use reasonable efforts in good faith to promptly obtain a non-disturbance, subordination and attornment agreement containing similar provisions for the benefit of Tenant from any future mortgagee. Landlord represents that, as of the effective date hereof, the Current Mortgagee is the sole holder of any lien that is superior to this Lease. "Reasonable efforts" of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee, not to exceed $5,000. Upon request of Landlord, Tenant will execute the Mortgagee’s commercially reasonable form of non- disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord's failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder. F. Building Top Sign. Tenant’s Building Top Sign as described in Section VIII.B. of the Second Amendment shall be null and void and of no further force and effect. G. Deleted Provisions. Section 2.4 (Right of First Offer), as amended, and Section VIII.B. (Right to Alternate Premises) of the First Amendment shall be deleted in their entirety and of no further force or effect. IX. GENERAL. A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment. B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. C. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original. D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment. IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 5

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 E. Authority. If a Party is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms. F. California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications. G. Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment. H. Brokers. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Grubb Knight Frank / Atlanta (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment. I. Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant. J. Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. [Signature page follows] IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 6

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written. LANDLORD: TENANT: 4350 LA JOLLA VILLAGE LLC, BOFI HOLDING, INC., a Delaware limited liability company a Delaware corporation By [[Executor 1 Signature]] By [[Tenant 1 Signature]] Ray Wirta [[Executor 1 Name]] Printed Name [[TenantAndrew 1J. Name]] Micheletti [[ExecutorPresident 1 Title Line 1]] Title [[TenantExecutive 1 Title]] Vice President & CFO [[Executor 1 Title Line 2]] By [[Executor 2 Signature]] By [[Tenant 2 Signature]] Ray Wirta [[Executor 2 Name]] Printed Name [[TenantGregory 2Garrabrants Name]] Division[[Executor President 2 Title Line 1]] Title [[TenantCEO 2 Title]] [[Executor 2 Title Line 2]] Office Properties [[ReviewerInitial1]] IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 7

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 EXHIBIT A WORK LETTER DOLLAR ALLOWANCE [SECOND GENERATION SPACE] The tenant improvement work (herein “Tenant Improvements”), mutually approved by Landlord and Tenant, shall consist of any work required to complete the Premises pursuant to plans and specifications approved by both Landlord and Tenant. The Tenant Improvement work shall be performed by a general contractor, mutually agreed upon by Landlord and Tenant. Landlord shall competitively bid the construction of the Tenant Improvements to at least three (3) general contractors, who shall bid to and engage only Landlord approved MEP contractors. The general contractor shall provide Landlord and Tenant with the subcontractor bids for review and mutual approval and selection. All of the Tenant Improvement work shall be performed by the general contractor in accordance with the procedures and requirements set forth below. Subject to Landlord’s reasonable approval, Tenant may select the architect, space planner, general contractor and subcontractor for the Tenant Improvements. I. ARCHITECTURAL AND CONSTRUCTION PROCEDURES A. Tenant and Landlord shall approve both (i) a detailed space plan for the Premises, prepared by the architect engaged by Tenant for the work described herein (“Tenant’s Architect”), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements (“Preliminary Cost Estimate”). Tenant shall approve or disapprove each of the Preliminary Plan and the Preliminary Cost Estimate by signing copies of the appropriate instrument and delivering same to Landlord within five (5) business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan and the Preliminary Cost Estimate to incorporate Tenant’s suggested revisions in a mutually satisfactory manner. B. On or before its approval of the Plan, Tenant shall provide in writing to Landlord or Tenant’s Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete. C. Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Tenant’s Architect and engineers shall prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications. Notwithstanding the foregoing, Landlord’s MEP engineers shall prepare the related documents. Tenant shall have five (5) business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate; provided that Tenant shall have the right to request changes or additions to the Working Drawings and Specifications for the purpose of utilizing any unused portion of the Landlord Contribution. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Tenant’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within five (5) business days of receipt. D. In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost such Change would cause. Tenant shall approve or disapprove such change order in writing within three (3) business days following its receipt from Landlord. Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost if the Tenant Improvement Allowance has been fully utilized. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order. IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 1

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 E. It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior reasonable approval of Landlord. Landlord shall identify any disapproved items within three (3) business days (or two (2) business days in the case of Changes) after receipt of the applicable document. In lieu of disapproving an item, Landlord may approve same on the condition that Tenant pay to Landlord, prior to the start of construction and in addition to all sums otherwise due hereunder, an amount equal to the cost, as reasonably estimated by Landlord, of removing and replacing the item upon the expiration or termination of the Lease. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the Landlord Contribution, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord. F. It is understood that all or a portion of the Tenant Improvements shall be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result, except for any damage or injury which is caused by the negligence or willful misconduct of Landlord or its agents. Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Premises in order to protect the same and allow for Landlord to complete the work in the Premises and that no rental abatement shall result while the Tenant Improvements are completed in the Premises. G. Tenant hereby designates Lisa Goodwin, Telephone No. (858) 649-2510, email address lgoodwin@bofifederalbank, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord. II. COST OF TENANT IMPROVEMENTS A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of Two Million Six Hundred Sixty-Five Thousand and Five Dollars ($2,665,005.00) (“Landlord Contribution”), based on $35.00 per rentable square foot of the Premises, and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). Tenant shall be allowed to utilize up to Twenty Dollars ($20.00) per rentable square foot of the Landlord Contribution towards a rent credit through June 30, 2020. Tenant understands and agrees that any portion of the Landlord Contribution not utilized by Tenant by December 31, 2021, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment. B. The Completion Cost shall include all reasonable direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work, and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of three percent (3%) of all such hard and soft costs. C. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of delays caused by Tenant, then if there is any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within ten (10) business days following submission of an invoice therefor, all such additional costs, including any additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease. IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 2

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 EXHIBIT B FIRST RIGHT SPACE 4350 La Jolla Village Drive Suites 800, 850, 888 IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 3

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 EXHIBIT C MUST TAKE SPACE 4350 La Jolla Village Drive Suite 450/460 IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 4

DocuSign Envelope ID: E236926E-427C-4454-8D70-158A10337DC1 EXHIBIT D EXPANSION SPACE 4350 La Jolla Village Drive Suite 500 IOPLEGAL-4-44 5/11/18 - Lease 231700, Amendment 247645 - 4.1 5